UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 22, 2015

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cobalt Center 920 Memorial City Way, Suite 100 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 22, 2015, Cobalt International Energy Angola Ltd. (“Cobalt Angola”), a wholly-owned subsidiary of Cobalt International Energy, Inc. (the “Company”), executed a purchase and sale agreement (the “Purchase and Sale Agreement”) with the Angolan National Concessionaire Sociedade Nacional de Combustíveis de Angola — Empresa Pública (“Sonangol”) for the sale by Cobalt Angola to Sonangol of the entire issued and outstanding share capital of CIE Angola Block 20 Ltd. and CIE Angola Block 21 Ltd., which respectively hold the Company’s 40% working interest in each of block 20/11 (“Block 20”) and block 21/09 (“Block 21”) offshore Angola for aggregate gross consideration of $1.75 billion before Angolan withholding taxes of approximately $19.7 million (to be netted out of the gross consideration to be paid to Cobalt Angola) and certain other U.S. and Angolan taxes and expenses (the “Transaction”).  Sonangol Pesquisa e Produção, S.A., an affiliate of Sonangol, currently holds a 30% working interest in Block 20 and a 60% working interest in Block 21. The Transaction is subject to Angolan government approvals.

The Purchase and Sale Agreement provides for the payment of the net consideration by Sonangol to Cobalt Angola of (i) $250 million within 7 days following the execution of the Purchase and Sale Agreement (the “First Payment”), (ii) approximately $1.28 billion within 15 days following the receipt of the Angolan government approvals (the “Second Payment”), and (iii) $200 million within the earlier of 30 days following the execution of a transfer of operations agreement, which will contain terms and conditions governing the transition of operations on each of Block 20 and Block 21 from the Company to a new operator, or one year from the execution of the Purchase and Sale Agreement (the “Third Payment”).  The Purchase and Sale Agreement further provides that within 15 days following the receipt of the Angolan government approvals, Sonangol shall reimburse Cobalt Angola for its share of costs attributable to Block 20 and Block 21 for the period from January 1, 2015 through the date upon which Cobalt Angola receives the Angolan government approvals (the “Reimbursement Amount”).  The Company estimates that its share of costs attributable to Block 20 and Block 21 for the period from January 1, 2015 through the execution date of the Purchase and Sale Agreement is approximately $392 million.  The obligation of Cobalt Angola to transfer the share capital of CIE Angola Block 20 Ltd. and CIE Angola Block 21 Ltd. to Sonangol and consummate the Transaction is subject to the receipt by Cobalt Angola of the First Payment, the Second Payment and the Reimbursement Amount.  Following completion of the transfer of the shares of CIE Angola Block 20 Ltd. and CIE Angola Block 21 Ltd., the Company shall relinquish its interest in block 09/09 offshore Angola to Sonangol.  If the Angolan government approvals are not received within one year from the execution date of the Purchase and Sale Agreement, the Purchase and Sale Agreement will automatically terminate and any obligations executed by the parties thereto shall be restituted in order to put such parties in their original positions as if no agreement had been executed.

Item 7.01 Regulation FD.

On August 24, 2015, the Company issued a press release announcing the execution of the Purchase and Sale Agreement. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On August 24, 2015, the Company released an investor presentation concerning its execution of the Purchase and Sale Agreement, which is available on the Company’s website at http://www.cobaltintl.com in the Investor Center—Publications and Presentations section.  The Company is not incorporating the contents of its website into this Current Report on Form 8-K.

The information contained in this Item 7.01 is being furnished, not filed, pursuant to Item 7.01.  Accordingly, this information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 24, 2015.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address the Company’s expected future business and financial performance, and often contain words such as “estimate,” “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to the Company’s other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this Current Report on Form 8-K, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. All forward-looking statements are qualified in their entirety by this cautionary statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2015

Cobalt International Energy, Inc.

By:	/s/ Jeffrey A. Starzec
Name:	Jeffrey A. Starzec
Title:	Executive Vice President and General Counsel

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated August 24, 2015.